STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 01/04/99
                                                      991004262 - 2963395

                    CERTIFICATE OF DESIGNATION
                                OF
             RIGHTS, PREFERENCES AND NUMBER OF SHARES
                                OF
               SERIES A CONVERTIBLE PREFERRED STOCK
                                OF
                          TWINVIEW, INC.
                      a Delaware corporation

    TWINVIEW, INC., a Delaware corporation (the "Corporation") DOES HEREBY
CERTIFY:

    That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by consent action duly taken as of December 23, 1998, adopted a resolution providing for the issuance of a Series A Preferred Stock, as follows:

    RESOLVED: That, pursuant to authority conferred upon the Board of Directors of the Corporation by Article 4 of the Certificate of Incorporation, as amended, there is hereby established one series of Convertible Preferred Stock, consisting of an aggregate of 275,000 shares which shall be designated as "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock") the Board of Directors of the Corporation be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by Article 4 of the Certificate of Incorporation, the powers, designations, preferences, and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock, are as set forth below:

    1.    Dividends.  No cash dividends shall be paid on the Series A
Preferred Stock.

    2.    Liquidation Preference.

        (a) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.75 per share (adjusted proportionally for any stock splits, combinations or similar events) for each share of Series A Preferred Stock then held by them (the "Liquidation Capital Preference"). In addition, such holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to all unpaid dividends on the Series A Preferred Stock, if any, whether or not declared, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, and no more.

        (b) Insufficiency. If upon the occurrence of such liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock first in proportion to the number of shares of Series A Preferred Stock then held by them multiplied by $0.75 in the case of the holders of the Series A Preferred Stock (the "Series A Total"), but only to the extent of the sum of the Series A Total and any remainder among the holders of the Series A Preferred Stock in proportion to the respective unpaid dividends on each share of each series to the extent of such unpaid dividends.

        (c) Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

        (d) Deemed Liquidation. Except for a merger or consolidation in which the Corporation is the surviving corporation and the shareholders of the surviving corporation immediately prior to such merger or consolidation own at least 51% of the voting equity of the surviving corporation immediately after such merger or consolidation, a consolidation or merger of the Corporation with or into any other corporation or corporations shall be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 2.

    3. Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation's Certificate of Incorporation, and in addition to any other vote required by law, without the prior consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock and the outstanding shares of Common Stock into which Series A Preferred Stock shall have been converted (collectively, the "Combined Series A Shares"), voting together as a single class, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the Combined Series A Shares shall vote together as a distinct class, the Corporation shall not:

        (a) pay or declare any dividend or distribution, whether in cash or property, on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of Common Stock; and

        (b) authorize, by amendment to the Certificate of Incorporation or otherwise (including by reclassification of any class of capital stock or recapitalization), or issue any securities, or any securities directly or indirectly convertible into or exercisable for any securities, which would be on a parity with or have any preference or priority superior to the Series A Preferred Stock as to dividends or assets, or the reissuance of which would in any way alter the rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

        (c) amend, alter, or repeal any provision of the Corporation's Certificate of Incorporation, this Certificate or the Corporation's By-Laws in any manner which would adversely affect the preferences, qualifications, special or relative rights or privileges of the Series A Preferred Stock;

        (d) enter into any agreement, arrangement or understanding which is inconsistent with the rights of the Series A Preferred Stock or conflict with the rights, privileges and powers, or the restrictions provided for the benefit of the Series A Preferred Stock;

        (e) consent to any dissolution, liquidation or winding up of the Corporation, or merge or consolidate with any other entity except in a transaction in which (1) the Corporation is the surviving corporation, and (2) the merger or consolidation does not violate any other restrictive covenant binding on the Corporation.

    4. Conversions. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

        (a) Series A Voluntary Conversion Right; Possible Redemption of Shares. Subject to the terms and conditions of this paragraph 4, and subject to the Corporation's right to redeem any outstanding shares of Series A Preferred Stock as explained below, the holder of any share or shares of Series A Preferred Stock shall have the right, at such holder's option at any time during the first two years following the First Issue Date of the Series A Preferred Stock, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Preferred Stock) into fully paid and nonassessable whole shares of Common Stock (sometimes referred to herein as the "Series A Conversion Shares") on a one (1) share of Series A Preferred Stock for one (1) share of Common Stock basis (the "Series A Conversion Ratio"), unless said Series A Conversion Ratio is otherwise required to be adjusted according to the terms of this paragraph
4. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation properly endorsed (or with stock power(s) properly endorsed) with medallion signature guarantee(s) at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice to the Corporation, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Upon the Corporation's receipt of a stockholder's written notice to convert and the certificate or certificates representing the shares of series A Preferred Stock to be converted, properly endorsed (or with stock power(s) properly endorsed) with medallion signature guarantee(s), the Corporation shall have thirty (30) days within which to mail to the registered holder at the holder's post office address as shown by the records of the Corporation, a notice of redemption of any or all of the shares surrendered for conversion at the cash redemption price of $1.25 per share, specifying the number of shares of Series A Preferred stock to be redeemed. If the Corporation elects to redeem more than seventy -five percent (75.0%) of the shares surrendered for voluntary conversion by any stockholder, the stockholder may object by sending written notice of objection to the Corporation within ten (10) days following the holder's receipt of the Corporation's notice of redemption. Should the stockholder so object, the stockholder will be allowed to convert all of the holder's shares in excess of seventy-five percent (75.0%) of the amount surrendered for conversion. The Corporation must pay the cash redemption price (out of funds legally available therefor) to the holder within thirty
(30) days following the mailing of the notice of redemption.

        (b) Series A Mandatory Conversion. On the date two years following the First Issue Date, all outstanding shares of the Corporation's Series A Preferred Stock shall be deemed to be automatically converted to shares of the Corporation's Common Stock on a one (1) share of Series A Preferred Stock for one (1) share of Common Stock basis, unless said Series A Conversion Ratio is otherwise required to be adjusted according to the terms of this paragraph 4. Although all outstanding shares of Series A Preferred Stock shall be deemed to be converted into shares of Common Stock according to the Series A Conversion Ratio as of said date, the Corporation shall have no obligation to issue certificates representing shares of Common Stock reflecting the conversion until such time as a shareholder surrenders the certificate of certificates for the shares so converted to the Corporation properly endorsed (or with stock power(s) properly endorsed) with medallion signature guarantee(s) at the Corporation's principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder of the Series A Preferred Stock) at any time during its usual business hours.

        (c) Issuance of Certificates; Time Conversion Effected; Additional Conditions for Securities Law Compliance. Promptly after the receipt of the written notice of conversion referred to in subparagraph 4(a) and surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted endorsed with medallion signature guarantee as described in subparagraph 4(a) or 4(b), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date sixty
(60) days following the date on which written notice of conversion shall have been received by the Corporation and the certificate or certificates for such shares all have been surrendered as aforesaid or the actual date on which the Common Stock certificate(s) is issued, whichever occurs first, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. The Corporation reserves as a prerequisite to allowing conversion under this paragraph 4 the right to furnish such information to and require such representations from the holders of the Series A Preferred Stock seeking conversion as may be appropriate, in the Corporation's sole discretion, to assure compliance with applicable securities laws. A delay past any of the time periods provided for redemption or conversion may be authorized by the Corporation to the extent such a delay is deemed by the Corporation to be necessary or convenient to the provision of appropriate disclosure.

        (d) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4(d), be delivered upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series A Preferred Stock for conversion a pro rata amount in cash equal to $0.75 per share, as may be adjusted pursuant to paragraph 4(e).

        (e) Subdivision or Combination of Stock or Payment of Stock Dividend. In case the Corporation shall at any time subdivide its outstanding shares of Common stock into a greater number of shares, the Series A Conversion Ratio in effect immediately prior to such subdivision shall be proportionately adjusted, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Series A Conversion Ratio in effect immediately prior to such combination shall be proportionately adjusted. In the event the Corporation pays a Common Stock dividend prior to the conversion of shares of Series A Preferred Stock the Series A Conversion Ratio in effect immediately prior to such stock dividend shall be proportionately adjusted.

        (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Ratio shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

        (g) Notice of Adjustment. Upon any adjustment of the Series A Conversion Ratio, then and in each such case the Corporation shall give written notice thereof, by U.S. mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        (h) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation. The Corporation will not take any action which results in any adjustment of the Series A Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation, as then amended.

        (i) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

        (j) Definition of Common Stock. As used in this paragraph 4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.0001 par value, as constituted on December 1, 1998, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock or, in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4(f), shall include only shares designated as Common Stock of the Corporation on December 1, 1998.

    5. Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:

        (a) No Mandatory Redemption Required; Voluntary Redemption Permitted. The Corporation may voluntarily redeem (in the manner and with the effect provided in subparagraphs 5(b) through 5(d) below) at any time prior to the date two years following the First Issue Date, any or all of the shares of Series A Preferred Stock then outstanding if and to the extent that the Corporation has funds legally available therefor; provided, however, that if the Corporation elects to redeem more than seventy-five percent (75.0%) of the Series A Preferred Stock held by any particular stockholder, the stockholder may object by sending written notice of objection to the Corporation within ten days following the holder's receipt of the Corporation's notice of redemption. Should the stockholder so object, the Corporation will only be permitted to redeem a maximum of seventy-five percent (75.0%) of the shares of Series A Preferred Stock held by an objecting stockholder.

        (b) Series A Redemption Price. In the event of a voluntary redemption by the Corporation, the Series A Preferred Stock to be redeemed shall be redeemed by paying for each share in cash the sum of $1.25 (adjusted proportionally for any stock splits, combinations or other similar events) such amount being herein sometimes referred to as the "Series A Redemption Price." In the event the Corporation elects to redeem any or all of the then outstanding shares of Series A Preferred Stock, the Corporation shall specify a "Series A Redemption Date" which shall not be later than two years after the First Issue Date. Not less than thirty (30) nor more than sixty (60) days before the Series A Redemption Date, written notice shall be given by mail, postage prepaid, to the holders of record of Series A Preferred Stock to be redeemed, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the Redemption Price and the place and date of such redemption. If such notice of redemption shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Series A Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith cease after the close of business on the Redemption Date.

        (c) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of the Series A Preferred Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall thereafter constitute authorized but unissued shares of Preferred Stock, $0.0001 par value, which may be reissued to the same extent and upon the same terms as any other heretofore authorized but unissued shares of the Corporation's preferred stock may be issued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of the Corporation's Series A Preferred Stock accordingly.

        (d) Shares to be Redeemed. In case of the redemption, for any reason, of only a part of the outstanding shares of Series A Preferred Stock on a Redemption Date, all shares of Series A Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each registered holder in whole shares, that proportion of all of the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series A Preferred Stock, at the time outstanding.

    6. Voting Rights. Except as otherwise provided by law, the holders of Common Stock and Series A Preferred Stock shall vote together as a class on all matters to be voted on by the stockholders of the Corporation on the following basis: each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock which would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder on the record date for the determination of stockholders entitled to vote.

    7. Amendment. Except as otherwise required by law or provided herein, any term of this Certificate may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of holders of not less than seventy five percent (75%) of the combined voting interest of the shares of Series A Preferred Stock and the Series A Conversion Shares then outstanding of the Corporation.

    8. First Issue Date. The First Issue Date shall be date on which all of the requirements of the Corporation's minimum amount of its private placement offering have been met, such that the Corporation's stock transfer agent may issue shares of Series A Preferred Stock.

    Dated as of December 23, 1998.

                        TWINVIEW, INC.

                                  /s/ Patrick K. Hogle
                        By: _______________________________________
                               Patrick K. Hogle, President

                               /s/ John S. Girvan, Secretary
                        By: _______________________________________
                               John S. Girvan, Secretary

STATE OF UTAH          )
                        :  ss.
COUNTY OF SALT LAKE    )

    The foregoing instrument was acknowledged before me this 23rd day of December, 1998 by Patrick K. Hogle and John S. Girvan, President and Secretary, respectively, of Twinview, Inc., a Delaware corporation.

                            /s/ Mary Hart
                            NOTARY PUBLIC
                            Residing at Salt Lake County, Ut
                            My Commission Expires: 3-12-01
<Notary Stamp
appears here:
Notary Public
MARY HART
10 East South Temple, Suite 900
Salt Lake City, Utah 84133
My Commission Expires
March 12, 2001
State of Utah>